FY 2018 Q2 Earnings Release Conference Call Transcript December 21, 2017

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE, Inc.'s Fiscal 2018 Second Quarter Conference Call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Before I turn the call over to Mr. Sharan, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including the annual report filed on Form 10-K.

Some forward-looking statements may concern expectations of future revenue growth or gross margin. In addition, participants may discuss non-GAAP financial measures, including references to constant dollar revenue. References to constant dollar revenue are intended to provide context as to the performance of the business, eliminating foreign exchange fluctuations.

Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. To the extent non-public financial and statistical information is discussed, presentations of comparable GAAP measures and quantitative reconciliations will be made available at NIKE's website, investors.nike.com.

Now I would like to turn the call over to Nitesh Sharan, Vice President, Investor Relations, and Treasurer.

Nitesh Sharan, Vice President, Investor Relations and Treasurer:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE, Inc.'s fiscal 2018 second quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago on our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc. Chairman, President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-que and we will do our best to come back to you. Thanks for your cooperation on this.

I'll now turn the call over to NIKE, Inc. Chairman, President and CEO, Mark Parker.

Mark Parker, Chairman, Chief Executive Officer and President, NIKE, Inc.:

Thanks, Nitesh, and happy holidays, everyone. In Q2, we delivered solid results, showing early progress against the long-term strategies we laid out in October. Let's look at the numbers for the quarter. NIKE, Inc.'s second quarter revenues were up 5%, growing to $8.6 billion. On a currency-neutral basis, NIKE, Inc. revenues grew 3%. Gross margin was 43%, down 120 basis points to prior year. Earnings per share was $0.46, down 8% to prior year and we delivered ROIC of 32%.

While the athletic marketplace continues to shift, we're very confident in the factors of our business that we control. Through our Consumer Direct Offense, we're identifying which consumer opportunities have the most upside and we're over-indexing in those areas to fuel growth. As we outlined at Investor Day, we're focused on unleashing a relentless flow of innovation at a scale that our industry has never seen bringing NIKE closer to the consumer in key cities and delivering with speed and using the power of digital to go deep and broad by rewarding our most active NikePlus members, while expanding that community to hundreds of millions.

We're entering the second half of the year with a wave of new products and concepts. Consumers want fresh, innovative product and they want choice. And right now, our innovation cycle is delivering against those demands.

Let's start with the three distinct platforms in our Running Revolution. They cover the spectrum of runners and they're beginning to scale to create a significant commercial impact. NIKE React, for example, is just a few weeks away from being available for runners for the first time with the epic React. The early response to its combination of responsiveness and ride have been very positive. In a sport where every ounce matters, it's one of the lightest platforms we've ever created, and it's incredibly comfortable for people that want to wear it all day. As we move into summer, NIKE React will quickly scale across all major price points on its way to being NIKE's next billion- dollar performance platform.

ZoomX has exceeded our expectations. I've been a part of almost every major innovation at NIKE, and I can confidently say the 4% is among the most significant performance advancements in our history. And this summer, ZoomX will be even more accessible through our celebrated Pegasus with a new shoe called the Peg Turbo that will join the Zoom Pegasus 35. We're also introducing the iconic look and feel of ZoomX into lifestyle through sportswear. This is NIKE at its best, delivering game-changing innovation for the athlete and bringing it to more people through new dimensions, including street and active wear.

The diversification of VaporMax is also well underway. We've introduced multiple silhouettes and added new material options at different price points. The energy is having a positive impact on our entire Air Max business. We'll carry that into March with one of the biggest brand investments in Air Max Day, where we celebrate with consumers around the world. This year, we'll build excitement with new mash-ups and reissues like the Air Max 93 and the 98, along with the Air Max 270, a new lifestyle cushioning platform that will deliver at the key price point of $150. We know the Running silhouette is connecting with consumers right now, and over the next several seasons, we feel very good about our complete Running offense across both performance and lifestyle.

In Basketball, we've created a lot of opportunities for creative storytelling around the game's greatest athletes. In the next several weeks alone, we'll deliver the next version of the industry's biggest signature shoe with the KYRIE 4. We'll build on the incredible first year of Paul George's shoe with the PG2 and we'll introduce an all-new Flyknit construction with Kobe's next performance design. And Jordan Brand will launch its first signature shoe with reigning MVP Russell Westbrook. We're also thrilled to expand our relationship with Giannis Antetokounmpo as we bring his unique personality to life through new signature product and storytelling next year.

In apparel, we're leveraging our complete portfolio to realize its massive potential. This spring and summer, we'll push the edges in performance for the biggest sports moments like the NBA All-Star game, the Tennis Majors and the World Cup 18. We're designing more focused commercial collections with women's core items and sportswear. And we're shortening the product creation process to get everything to the consumer faster. We also have platforms that are going to take the industry in a completely new direction. We're bringing the energy we've created through adaptive fit technology to more people through a broader collection across performance categories as well as sportswear.

We know amazing innovation is fundamental to commanding full price and creating a healthy pull marketplace. With the most robust lineup we've ever created, I'm confident we have the foundation in place to fuel NIKE's next phase of long-term growth. As part of our Consumer Direct Offense, we continue to transform the way we operate to get closer to the consumer. Through 2X Direct and 2X Speed, we're testing and learning, then sharing and scaling throughout our key cities. I was just in Europe and there is incredible excitement for what we're bringing to the consumer. We're creating differentiation in one of the more complex and competitive marketplaces by taking control of our brand and storytelling across more channels while elevating consumer services.

For example, across EMEA we're taking friction out of the delivery and return process. In Berlin we offer same- day delivery, leveraging inventory within the city, with Paris and London following this summer. In Shanghai, we've built a digital studio that will focus on creative selling opportunities and more fully leveraging real-time data with platforms like WeChat and Tmall. And in North America, we're leveraging the Express Lane to sharpen our position in key markets. In New York, we've set up market design teams to create hyperlocal apparel for NIKE Soho. And early next month we'll deliver the NIKE Shox Gravity that was created in a greatly-condensed time line.

Through our focused investments we're adding new capabilities and tremendous energy to the markets that matter the most. One of the biggest drivers of that plan is, of course, our strategic shift to digital. It's how we get to know and reward members with what they want, and that includes investments in personalization that leverage machine learning to curate assortments to match individual member preferences.

For example, the NikePlus App's “Reserve for You” service is converting sales at a rate that's 40 times greater than traditional outreach. That's a tremendous return on investment. And what's exciting is that our apps have yet to arrive in all of our key markets. We launched the SNKRS app in China earlier this month and later this fiscal year we'll go live in Japan for some of the world's most obsessed sneaker fans.

Membership is opening up opportunities for new digital service partnerships as well. Next quarter our NikePlus personalized benefits will include special offers from services like Apple Music, Class Pass, Headspace and more to come. And on the commerce side, our digital footprint continues to scale to hundreds of millions through new partnerships. Our strategy is to partner with platforms that advance our brand as well as our business through presentation, pricing and consumer data, to support our membership efforts. Zalando and Tmall are great examples of partners who actively engage and we're scaling those learnings to other platforms.

This spring in the U.S., we'll run a pilot with Stitch Fix, the online personal styling service, to bring personalized women's product to their expansive audience. And we're extending our pilot with Amazon. It's going well, and we remain focused on learning and elevating the consumer experience.

Another key piece of our digital strategy is to continue to advance the role that product plays in unlocking experiences. You know about our first step with the NBA Connected Jersey and next year we'll introduce the NIKE Connect in the Air Force 1. We've seen massive potential in a future where more NIKE products are connected, bringing consumers inspirational content and serving as the on-ramp for NIKE membership.

And you can envision where that future goes, where consumers seamlessly engage with us through digitally connected products that continue to inform our design, manufacturing and distribution capabilities, creating new growth opportunities across each of our Triple Double pillars. It should be clear that NIKE is actively driving change in our business and throughout our industry. We're partnering, experimenting and we're fast tracking our greatest opportunities. We're off to a good start and we see a long runway of growth ahead.

Thanks, and now here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thank you, Mark. Happy holidays, everyone. Let's get right to the results. As always, my comments are on a constant currency basis. For the quarter, NIKE Brand's revenue grew 4% and revenue for NIKE Direct was up 15%, driven by online growth of 29%, comp store growth of 6% and new stores.

Mark mentioned how we are identifying our biggest opportunities through our Consumer Direct Offense. We invest in these opportunities through a focused growth agenda, with a focus on 12 key cities shaping 10 key countries in service of our consumers. It is through the execution of the Category Offense that we drive brand heat and distinction, which in turn leads to growth in the marketplace.

Mark spoke about the great progress we have made in innovation, speed and digital, and at our Investor Meeting in October we discussed how we drive brand heat. In Q2 we created new brand energy and strong demand around the world. From red hot product launches like the Air VaporMax to powerful collaborations like

“The Ten” with Virgil Abloh to creating completely new ways to engage such as the new NikePlus Unlocks our latest membership service.

When we create distinction for our brand and show up authentically, the consumer responds. That brand heat makes us even more confident that we will see continued international strength and underlying improvement in our domestic business. More on that later.

Now through the Category Offense. We create brand and product concepts that generate heat. So, let's review some of the categories where our deeper consumer connections came to life in Q2 starting with Basketball.

NIKE Basketball grew strong double digits in Q2, as we energized Basketball culture globally through performance in style. Our new NBA partnership is already energizing our apparel business, feeding innovation and growth.
Both the NBA connected jersey and the Showtime Hoodie are generating strong demand in the marketplace through our NIKE Direct channels and through partners like Dick's Sporting Goods.

In footwear, consumers continued to respond to our deep roster of styles across the spectrum of performance and lifestyle. Of note was the consumer's phenomenal response to the LEBRON 15 making it one of the quarter's highlights. And the KYRIE 3 which continued to be the number one selling shoe in the market, is being fueled by an incredible season and is growing global popularity. We will soon release a second version of KYRIE signature shoe at the $80 price point. And we continue to see strong sell-through with the PG 1 and the KD 10.

Next the Jordan brand. Our key launches in Q2 proved yet again that the Jordan Brand is a powerful force starting with the great results we saw from the AJ 32 and the AJ 11. When we connect the right product with the strength of the Jordan’s storytelling, the results are incredible. For instance, the Air Jordan 1 was the most coveted product in The Ten collection, cementing its position as 2017's Shoe of The Year.

We also want to keep Jordan icons coveted and special, which is why we are proactively managing the exclusivity of specific iconic styles and color ways in North America. At the same time, we accelerated into new dimensions for the Jordan Brand across performance and lifestyle. In fact, we're already seeing momentum in the areas where we are dimensionalizing the brands from international to apparel to women's, where we're bringing new styles just for her. For example, this quarter, the Jordan's women's business saw success with the Heiress 11, a shoe designed specifically for women which sold out quickly across the marketplace.

Overall, the strength and breadth of the Jordan brand continues to expand. It's clear in the excitement we see from consumers of all ages, when Jordan partners with colleges, as we saw in Q2 with the universities of Florida and Oklahoma coming onboard, bringing new consumers into the Jordan Brand. Ultimately, growth in Jordan will be driven by further dimensionalizing Jordan's iconic sneakers and the overall brand to create new growth opportunities and we are activating against these new dimensions now and into the future.

In Running, we are seeing brand heat through the Running Revolution that Mark mentioned. The performance story of Q2 was the incredible impact of the Zoom Vaporfly 4%, and the impact it had in the marketplace, as it dominated the podium at the top six marathons this fall. The energy around the Vaporfly 4% and the ZoomX cushioning has a real impact on the rest of our Running business. It shows how truly breakthrough performance product drives distinction and creates demand in the market.

Next our Women's business, which offers a huge opportunity as we deliver with more focus both on sport and style, in our unified Women's line. We continued to evolve and invest in our Women's business from concept to consumers, with increased resources focused on serving her in the right way. And as always, it starts with innovation.

We're driving that new innovation in the most important areas of her workout, from bras to pants to tights. Whilst we are already the number-one brand for performance bras globally, we expect to quadruple this business over the next five years. We're also number-one globally in pants and tights, and we see more growth ahead as we introduce new styles across statement and core.

Last month, we launched our new NIKE Pants Studio on NIKE.com and at thousands of doors worldwide. The Studio launched with new and updated workout tights and pants, providing more choice in materials, finishes and lengths driving stronger in-season sell through. And we're also focusing on the massive untapped opportunity in Women's footwear. Consumers are responding to the rich storytelling and the great product offerings at the NIKE Sneaker Boutiques led by the Air VaporMax, the Air Max 97 and our Force is Female Air Force 1 collection. We've been rolling these out across the marketplace with our partners like Nordstrom's. Ultimately, NIKE is the only brand that can bring all this together; footwear, apparel and deep storytelling, to serve her complete active lifestyle.

Lastly, our momentum in Sportswear continued with another quarter of double-digit growth. Our Sportswear apparel continued to lead the market with strong consumer response to our Tech Fleece and our Basketball off- court apparel. At the same time, our high heat collaborations like the celebration of the 35th anniversary of the Air Force 1, fueled momentum in their key cities and across the marketplace.

In Q2, our power franchises strategy helped Air Max 97, one of the hottest sneakers in 2017. First, we relaunched the icon with limited pairs at the Milan Fashion Week last year before growing it to where it stands today, close to a million pairs each season. It is this kind of energy, thanks to the right strategies and the power of the right product, that continues to fuel growth in our categories.

Now let's discuss our geographies, where the Consumer Direct Offense offers strategic focus on how we drive brand heat and shape differentiated retail in our key cities. In Greater China, we delivered strong double-digit growth as we continued to extend our leadership position. We're seeing great sell-through across our power franchises from the VaporMax to the LEBRON 15 to the Air Force 1 and the Jordan 1.

While our growth in China is being led through digital across both NIKE.com and Tmall, we are also driving very strong comp store results. In fact, our overall Greater China direct business was up over 30% in Q2. This quarter we also had Singles Day, which offered even more proof of our growth strategy. On the biggest shopping day in the fastest-growing geography, we set records as NIKE emerged as the number-one overall brand for both footwear and apparel. Throughout China, we see sports transcending and driving culture. For example, this quarter when we organized the Shanghai Marathon, which we have for the last six years, we had a record of 120,000 people sign up to fill 38,000 available spots. This growth and the opportunities in front of us keep us very excited about the results we see in Greater China.

Our EMEA geography had a great quarter, growing double-digits as we took share across the marketplace fueled by very strong digital and comp store growth. Our latest door openings in EMEA with our JV partners are seeing excellent results as we implement new capabilities such as inventory integration and a membership pilot to improve the consumer experience. In Q2, we also piloted shoppable Instagram Stories, and our success there as well as our success with Zalando and ASOS gives us incredible confidence in our digital commerce momentum going forward in EMEA and around the world.

Finally, there's North America, where our strategies are starting to pay off as we reignite the U.S. marketplace. This quarter, we upgraded the NIKE.com and app experience with better search functionality, improved product presentation and faster checkout. At the same time, our NikePlus membership program is already showing good results. Including a significant uptick in new and buying members. Members also now have personal access to an expert advice and recommendations through the NIKE app. All told, this improved consumer experience has led to increased engagement and overall conversion.

To be clear, we are aggressively making great progress building and scaling NIKE consumer experiences throughout our NIKE Direct retail. In addition, we are actively working with our key retail partners to help them transform the consumer experience as we accelerate the shift toward differentiated retail. One example is the new Finish Line flagship store in L.A. featuring a virtual product wall that lets consumers dive deep on innovation and storytelling. And our Sneakeasy pop-up in New York with Foot Locker delivered our best products in an environment targeting members with tailored experiences. These consumers experiences create strong energy across the marketplace and the initial consumer response has been very positive.

So, as we execute against our Consumer Direct Offense in the United States, we're creating a healthier market as we manage supply tightly to demand. As we deliver stronger full price sell-through with new innovation, and drive brand heat. And most importantly, make the investments that fuel long-term growth. In the end, all over the globe, we're seeing exciting successes in our greatest growth opportunities. But it's the momentum we're continuing to build that gives us tremendous confidence in the year ahead.

Thanks. Now here's Andy.

Andy Campion, Executive Vice President & Chief Financial Officer:

Thanks, Mark and Trevor, and happy holidays, everyone. As we said at our Investor Day in October, we are operating in a dynamic environment on multiple dimensions ranging from geo political volatility to the evolving retail landscape here in the U.S., to rapidly shifting consumer expectations around the world.

In dynamic times such as these, some will try to do everything they possibly can to change their circumstances in the short term. But at NIKE, we know that in times like these, you don't need to do everything, you need to do the right things, and the right things are a function of what matters most to our consumers.

Our new strategy, the Consumer Direct Offense, reflects our focus on what matters most to the consumers that we serve around the world. With an emphasis on our top 12 cities and 10 key countries. They are telling us, and in fact showing us, with their actions, that they want new, innovative products faster and through a more direct connection to NIKE, leveraging digital.

In Q2, our financial performance exceeded the expectations that we had set 90 days ago from the top line to the bottom line. But more importantly, our results were amplified by our focus on what matters most. As Mark and Trevor detailed, the launch of new innovative products drove brand heat and strong consumer demand.

New versions of the Air VaporMax, propelled it to the top selling Running shoe globally over $100 and sparked demand for other icons within the NIKE Air portfolio. The Zoom Vaporfly 4% propelled runners to the top of the podium at the biggest marathons. And it continues to sell out immediately as we bring new supply to the market. And as Trevor mentioned we saw incredible demand for the Virgil Abloh collaboration with respect to 10 of NIKE's most iconic styles, ranging from the Jordan 1 to the Air Force 1, to the Presto to the Blazer and beyond. All of these launches of new innovative products in Q2 were met with extraordinary demand, expanding and creating new energy with the NIKE's unrivaled portfolio of power franchises.

In Q2, we also saw increasing and enhanced service of our consumers more directly through digital. Once again, growth through NIKE.com and our strategic digital partnerships outpaced growth in all other dimensions of the marketplace. NIKE.com growth was catalyzed by our relaunch of the NikePlus membership program in November, with growth in NikePlus members and buying members both accelerating. And it's important to remember that our new Offense is not only reigniting momentum in the U.S. marketplace. Innovation and digital are also fueling double-digit growth in aggregate across our international geographies. Our international businesses now represent over 55% of our revenues. And, as we shared at our Investor Day, we projected that they will contribute 75% of our incremental growth over the next five years.

While our focus on innovation, speed and digital helped deliver solid results in Q2, we're even more excited about what we will bring to market in the second half of fiscal year 2018. Over the next several months, NIKE will launch and scale more innovation than at any other time in our history. We will dimensionalize the Air VaporMax platform, expand the ZoomX platform, launch the NIKE React and Air Max 270 platforms and reintroduce NIKE Shox. The second half of fiscal year 2018 will showcase NIKE's unrivaled ability to deliver performance and sports-style innovation at scale. And we will also continue to enhance our digital commerce offerings globally, serving consumers in increasingly engaging and frictionless ways.

While our new offense is first and foremost a growth strategy, innovation, speed and digital will also drive expanding profitability and returns on invested capital. As we exit this fiscal year and put FX headwinds behind us, the impact of the Triple Double on margin will become even more evident. By scaling innovation, we are enhancing the price-value relationship in an otherwise promotional environment. By leveraging digital to better sense and serve consumer demand, we are becoming a better retailer and beginning to drive stronger full price, versus off- price, sell-through. Suffice it to say that we are accelerating execution against this strategy that is fueling stronger growth and a return to expanding profitability. But before I go deeper into our outlook, let's reflect on our second quarter results in a bit more detail.

Q2 reported revenue grew 5% as international growth in the low teens was partially offset by an expected decline in North America wholesale revenue. Second quarter diluted EPS contracted 8% versus the prior year to $0.46, as revenue growth and a lower effective tax rate were offset by gross margin contraction and higher SG&A.

Gross margin contracted 120 basis points in Q2, as higher average selling prices were offset primarily by foreign exchange and, to a lesser extent, higher average product costs. Total SG&A was up 10% in Q2, due primarily to a 15% increase in demand-creation investments, and that increase in demand creation was primarily driven by sports marketing, our new partnership with the NBA and the launch of new digital and physical retail experiences in key cities.

Operating overhead increased 8%, driven primarily by investments in our NIKE Direct businesses. The effective tax rate was 12.7% in Q2 compared to 24.4% for the same period last year, reflecting the tax benefit of stock- based compensation in the current period under the new accounting standard, as well as an increase in the mix of earnings from operations outside the U.S., which are generally subject to a lower tax rate. As of November 30th, inventories were up 6%, driven by changes in foreign exchange rates and, to a lesser extent, an increase in NIKE Brand units.

So now let's turn to the financial performance for a few of our key operating segments. In the second quarter, North America revenue contracted 5% on both a reported and currency-neutral basis. While the marketplace continues to evolve and remains promotional in the short-term, we see momentum and a pull market building beneath the surface of our aggregated results. Growth in our NIKE Direct business continues to outpace growth in the consolidating wholesale marketplace.

Looking ahead, we see NIKE Direct growth accelerating and the broader marketplace beginning to stabilize as partners like Dick's Sporting Goods and Foot Locker transform their consumer experiences. As such, we anticipate significantly less contraction in the second half of fiscal year 2018, as compared to the first half. In line with the timing of new product launches, coming to market late in Q3 and scaling over the course of Q4, we are positioning the North America marketplace for a return to sustainable profitable growth. For the quarter, EBIT was down 14% versus the prior year, driven by investments in SG&A including the launch of our new partnerships with the NBA and our relaunch of the NikePlus membership program.

Next let's turn to EMEA where we continue to have strong momentum. In Q2, revenue in EMEA was up 14% on a currency neutral basis, fueled by double-digit growth across footwear and apparel as well as most categories and territories. Our growth was led by NIKE Direct, digital momentum as well as double-digit comp store growth. On a reported basis, revenue increased 19% and EBIT grew 8% as strong revenue growth in SG&A leverage were partially offset by lower gross margin, with gross margin contraction primarily driven by transactional FX headwinds.

In Greater China, revenue in Q2 was up 15% on a currency-neutral basis, with strong double-digit growth across footwear and apparel in most categories and led by NIKE Direct. Digital momentum in the quarter was fueled by NIKE.com and our partnership with Tmall, with both being amplified by a record shattering Singles Day for the NIKE Brand. We continue to see tremendous growth potential over the long-term in China but we're not taking that for granted. We will continue to invest in China to ensure that we can exceed consumer expectations and extend our leadership. On a reported basis, Q2 revenue grew 16%, while EBIT was up 1% due to lower margins in NIKE Direct, significant transactional FX headwinds and higher SG&A.

Moving to APLA, a dynamic, globally diverse geography fueled by key cities including Tokyo, Seoul and Mexico City. In Q2 revenue in APLA grew 8% on currency neutral basis, driven by strong double-digit growth in NIKE Direct, Sportswear, and Basketball and balanced growth across footwear and apparel. We are the leading brand in the key cities and countries across this geography and we're increasingly capturing the strong demand for our brand through the expansion of our digitally ecosystem of apps as well as strategic partnerships with innovative digital retailers. On a reported basis, Q2 revenue in APLA was up 6% and EBIT grew 9% driven by revenue growth and SG&A leverage.

And finally, at Converse, Q2 revenue declined 4% on a currency-neutral basis as international growth was more than offset by a decline in North America. On a reported basis, Converse revenue declined 2% and EBIT was down 38% due to gross margin contraction and demand creation investment to drive brand heat and reignite growth in the North America market.

I'll now move to our outlook for the balance of the year. Our full year guidance for fiscal year 2018 remains consistent with the guidance that we provided 90 days ago. We are targeting revenue, gross margin and SG&A all within the ranges we previously communicated. We are building momentum in the second half both in the U.S. and internationally as we execute our new offense. However, there are some anomalies by quarter.

So, with that, the following is more specific guidance. For the full year, we continued to expect reported revenue growth in the mid-single-digit range. In Q3 in particular, we expect reported revenue growth at or slightly below the rate of reported revenue growth that we delivered in Q2 with the timing of new product launches coming later in the quarter. As for gross margin, for the full year, we continued to expect contraction of 50 to as much as 100 basis points.

We are seeing improvement in the underlying drivers of gross margin expansion. That said, there are two factors that will weigh on our Q3 margin. First, FX remains a material headwind in Q3 but eases in Q4. Second, we will remain measured with respect to our targeted margin in Q3 based on the continued promotional environment across the broader U.S. retail landscape. Thus, for Q3 we expect gross margin to contract by 125 to 175 basis points followed by significant sequential improvement in gross margin in Q4.

As for SG&A we continued to expect full year growth in the mid-single-digits. While we remain disciplined in our spending, we are also identifying opportunities to accelerate investment that will fuel growth. For example, we see opportunities within demand creation to drive brand distinct and heat, and within operating overhead to elevate our digital capabilities. Accordingly, we expect low double-digit SG&A growth in Q3. We expect other income and expense net of interest expense to be approximately $30 million to $40 million of expense in Q3, and roughly
$120 million of expense for the full year.

Finally, we now expect our effective tax rate to be between approximately 14% to 16% for the full year, before taking into account U.S. tax reform. Note that assuming U.S. tax reform is enacted into law, our tax rate would be significantly higher in Q3 driven primarily by the one-time taxes on deemed repatriation of foreign earnings. That said, we expect U.S. tax reform will have a net favorable impact on NIKE, taking into account the impact on taxes, access to capital and capacity to invest across our value chain. Assuming enactment, we will update you with more specifics next quarter.

As we look ahead to the second half of the fiscal year and into fiscal year 2019, we have an unprecedented wave of new innovative products coming to market. We have strong international momentum and we are building underlying momentum and a pull-market in the U.S. Our current momentum is the direct result of our focus on what matters most to consumers. Accordingly, we are increasingly confident that our new Offense will ignite NIKE's next horizon of strong sustainable profitable growth.

With that, we'll now open up the call for questions.

QUESTION AND ANSWER SECTION

[Operator Instructions]

Operator:

Your first question is from Omar Saad with Evercore ISI Group.

<Q - Omar Saad>: Thank you. Great quarter. I really appreciate all the information. There's a lot there to chew on. Andy, there was a couple of comments you made. I wanted to see if I could get you to elaborate on. I think one you said something along the lines of scaling digital to leverage the price value relationship. Are you talking about ASP increases over time? Are you thinking along those lines early in the customer advertising curve? Is that something that you guys are prepared to start thinking about again?

<A - Andrew Campion>: Yes. Happy holidays, Omar. There are a couple things we're scaling there and enhancing the price value relationship. One being innovation. As I referenced, we all know it's a relatively promotional environment, particularly in the U.S., but even within that environment as we're launching innovation. At the higher end of the price spectrum we're seeing sellouts and incredibly strong demand. And obviously we have always seen that as an opportunity to expand the entire spectrum of product offerings across price points as we cascade innovation across styles, categories and price points.

To your question on digital, we also see digital being opportunity to expand the price value relationship as well as full price sell-through. So, on the first point, we've spoken about Editing to Amplify. Digital is where we're probably doing that most significantly. So, editing down our line or our assortment to the products that we know consumers-

the products we know consumers love most. Great example we've shared in the past would be the Air Force 1, and giving them fewer styles, but better choice and dimension within that. And we're seeing strong demand when consumers get what they really want, they're willing to pay that full price, and they're willing to pay increasing prices as we bring innovative products and new styles. Then we're also seeing the opportunity as we move forward, as we build new capabilities that leverage demand signals that we get from consumers in terms of how often they buy, what they buy to improve full price versus off price sell through.

<Q - Omar Saad>: Thank you. Happy holidays, everyone.

<A - Mark Parker >: Thanks, Omar.

<A - Andrew Campion>: Thanks, Omar.

Nitesh Sharan>: Thanks, Omar. Operator, we'll take the next question, please.

Operator:

Your next question is from Bob Drbul from Guggenheim.

<Q - Bob Drbul >: Hi, guys. Good afternoon. Mark, you mentioned the Amazon pilot is going well and your partnership will be expanded. I was wondering if you can talk a little bit about what you're pleased with so far and what we should be looking for in coming months from Amazon?

<A - Mark Parker >: Sure. First of all, as I said, the pilot has gone well. We've seen good sell-through on the limited selection of products that we have offered. We are extending the small pilot that we've got, as I mentioned. We know - I think when this operates at the highest level that there's a great opportunity between NIKE and Amazon to serve the consumer in ways that are mutually beneficial to both Amazon and NIKE. So, we are extending the pilot. We're bullish on where this can go from here. I think the important part is that we advance the brand through better presentation and then the sharing of data, so we can better serve consumers. I think that's really what we're driving for behind the Amazon relationship and frankly, any digital platform relationship we have. Tmall, I think in China’s - we pointed that out. That's a great example. I met recently with Alibaba's CEO, Daniel Zhang, a few weeks ago and we're incorporating our brands on their platforms in ways that benefit both companies, and I think that's, again, that's the real opportunity we see with Amazon as well as we move forward. We're learning a lot, and we're bullish on our ability to extend that relationship and continue to grow.

<Q - Bob Drbul >: Got it. I just have a follow-up question for you. On the NFL partnership, you guys have a vote on the Competition Committee with your partnership, and do you have an opinion on the [indiscernible].

<A - Nitesh Sharan>: Hey, Bob, sorry, I think you cut out there at the end. I caught the NFL part, but that was about it.

<Q - Bob Drbul >: I was wondering if you had an opinion on the catch rule. If you're on the - do you have a competition committee vote, and whether or not Jesse James made that catch last Sunday night?

<A - Mark Parker >: Oh, boy.

<A - Nitesh Sharan >: We don't have a vote.

<A - Andrew Campion>: But I'm waiting for the [indiscernible].

<Q - Bob Drbul >: Okay, All right. Happy holidays, guys.

<A - Mark Parker >: Happy holidays.

<A - Andrew Campion>: Thanks, Bob.

<Q - Bob Drbul >: Thanks guys.

Operator:

Your next question is from Kate McShane with Citi.

<Q - Kate McShane >: Hi. Thank you for taking my question. Andy, in your prepared comments, I didn't hear you flag closeout or promotions as a reason for the decline in margin this quarter, so I just wondered if you could quantify that for us? And what is your view of the inventory level in the marketplace right now? And is there any differentiation between footwear versus apparel inventories?

<A - Andrew Campion>: Yeah, one of the reasons we didn't speak about closeout as a driver of margin contraction is that it was not very significant. Almost all of our margin contraction in the quarter was driven by foreign exchange. As you know, we have said time and time again over the last several quarters that what we're most focused on was tightening supply and lining it up with demand to create a pull market, and we feel great about the progress we've made there. Overall across the world, we believe our inventories are relatively healthy; healthier and improving. We still have room for improvement, and so we are keeping a close eye on it. And there are discrete pockets, but there is no dimension of inventory that we would call out as a risk factor or an item of concern at this point.

<Q - Kate McShane >: Okay. So, closeouts in terms of your guidance for Q3, the guidance that you just gave for Q3, are they expected to tick up because of what they're comping against, or should it be a similar dynamic in Q3 as what we saw in Q2?

<A - Andrew Campion>: No, actually there are a couple of factors in Q3. One, FX remains a bit of a headwind; more than a bit. A headwind at about the same level, and I spoke to some extent about that. There is another dimension within our margin that I'll call out. As we launch greater volume and scale of new and innovative products, our tooling and other upfront product costs associated with new styles is amortized in the first season of launch, and that is having a bit of an impact in the second half of the year. In a sense, it's one of those things you might often refer to as a weakness that's really a strength. It is a discrete anomaly within the first season of launch, but it's really the benefit of this wave of innovation that we're bringing to market. And so, as we go forward, those products have a very favorable impact on price value and margin. It's just that this pretty significant shift up in mix of new innovative products in this second half of the fiscal year versus last year is having a little bit of an impact, particularly in Q3.

Nitesh Sharan>: Thanks, Kate. Operator, we'll take the next question, please.

Operator:

The next question is from Paul Trussell with Deutsche Bank.

<Q - Paul Trussell>: Good afternoon.

<A - Nitesh Sharan>: Hey, Paul.

<Q - Paul Trussell>: Very strong performance out of the international segments. So, congratulations on that. But I do want to better understand the dynamics of the North American market. In particular, if you can just discuss what you're seeing from a demand standpoint and how you are changing supply into the marketplace? And is the commentary regarding anticipating significantly less contraction in the second half primarily related to the timing of product launches? Thanks.

<A - Mark Parker >: Yes. Let me start with North America. Your question. First of all, we continue to see, as we all do, the shift, consumer shift toward digital, and obviously that's why we're over-indexing in that area. In the near term, as Andy had mentioned, we expect that there's going be a promotional backdrop and some continued retail consolidation in the North American market. Despite that, and I think Andy touched on this as well, there is a real consumer appetite for innovation and new retail experiences. And that has us very excited, particularly as you look at what's coming in the second half of this fiscal year, particularly ramping up in Q4. Many of the new product innovations that we have and the platforms that I think are very leveraged, highly leverageable, really ramp up in the Q4 period of the second half. So, and the consumer either is an appetite for premium product and new innovation, and we see that driving full price. And, again, a real pull market for us, which is really what we're driving for in North America especially. So, we also have membership. We're connecting through membership.

We've seen really strong results as we build our membership base. And then speed. We talked ability our ability to move and our focus on moving closer to market. We know that that's also a major factor in driving full-price demand with the consumer. So, I guess I would say that disruption really is what's creating opportunity. So, we're investing in sustainable platform in North America for long-term growth. And we see that wave of growth coming for NIKE in the U.S. building into Q4 and then moving through fiscal 2019. Andy, do you want to -

<A - Andrew Campion>: Yes. In short, you're right. I did mention that we did see significantly less contraction in the second half of fiscal year 2018 than with the first half. The - what's beneath the surface of our results is we're building momentum and we're going to see that momentum build monthly over the second half, particularly as we start to launch some of these products late in Q3 and then scale them in Q4. We obviously don't plan the business on a fiscal-quarter basis. We plan it on consumer time lines, and we've got some pretty impactful consumer moments coming up and product launches. And so just to reiterate with what Mark said, we see accelerating growth in our NIKE Direct businesses. We see the early stages of stabilization in a consolidating but, more importantly, transforming whole-sale marketplace. And that's really positioning us well for growth as we exit fiscal year 2018 and from fiscal year 2019 forward.

<Q - Paul Trussell>: Thanks for the color. Best of luck, and happy holidays.

Nitesh Sharan>: Thanks, Paul. Same to you. Operator, we'll take the next question, please.

Operator:

The next question is from Jim Duffy with Stifel. Jim Duffy, your line is open.

<Q - Jim Duffy>: Oh, hi, everyone. Happy holidays. Thanks for taking my question.

<A - Andrew Campion>: Hey Jim.

<Q - Jim Duffy>: Very encouraged by the comments about the anticipated inflection in North America into fiscal 2019. With respect to focused wholesale distribution resources in North America, I'm curious where you are in the process of communicating that to channel partners. Specifically, what's been the message to those deemed not strategic on a go-forward basis, and how are you navigating those kinds of delicate communications?

<A - Andrew Campion>: Yes, I'll start on that, Jim. And Happy holidays, by the way. As you know, and you've followed us for a while. We don't disclose the specifics of our partner investment or trade terms publicly. That being said, one of the reasons is because it depends on the partner. And what you highlighted is great to mention on what that means in particular right now, which is where we're really focused on investing, is with those most strategic partners who want to move fast, test and learn with us. And prove out the financial benefits of more direct, differentiated retail, with higher levels of service, and that connect the NIKE Brand more closely to the consumer leveraging digital. And to your point, we are shifting investment or funding from more undifferentiated dimensions of wholesale toward those partners that share our vision, and both Mark and Trevor discussed some of the examples that we are currently testing and implementing with partners. And we're seeing great results early on from those experiences that are better serving consumers and giving them more of what they want. Leveraging digital. And in a more personally oriented service environment. And so, it will be a shift, but we are deep into those discussions. In fact, we are investing with our partners already in that regard.

<A - Trevor Edwards>: Yes. And what I'll just add is that, and Andy kind of touched on it. The thing that really grounds us in that discussion is really the consumer. At the end of the day, the shift of the consumer moving to what we describe as differentiated retail, is a call for them saying that they actually want to be better served. And we see that digitally, and we also see that physically. So that's the conversations that we have. That's why when we see the work we're doing, when we test, learn and scale with the partners, that actually see that, that's where the conversations have been really pretty straightforward which is the consumer ultimately decides. Our job is to create even better experiences, and that's what we've been working on. So, a lot of the things that we touched on in the prepared remarks, whether it was a sneak easy concept, or it was the work that we've done with Finish Line, or JVs in Europe. They are great examples of how we're better serving the consumer, and as a result, those dimensions are actually driving some more significant margin, and better profitability. So that's the reason why we - the conversations are usually pretty straightforward.

<Q - Jim Duffy>: Very good. My next question is on consumer shifts. The pendulum seems to be swinging from casual lifestyle back towards performance. Mark or Trevor, I'm curious to what extent you guys think this is serendipitous or cyclical versus simply consumers responding to a more compelling product offering in the marketplace?

<A - Mark Parker>: Well, I think it's more B than A. The consumer - I don't think these are cycles as much as a response to specific products. And compelling stories behind those products. We find that the esthetic of the product is absolutely essential no matter if it's performance or sports style. We are, as you know, the largest lifestyle business in the industry, with I think we're at $8.5 billion in revenue in fiscal 2017. And in Q2, our Sportswear business was the largest in our history as a company. And that was driven by both footwear and apparel. That said, the appetite for pure performance product is incredibly high. It also drives opportunity in Sportswear. So, there's a symbiotic relationship between performance and sportswear that we are very focused on creating and leveraging. That's really what sets NIKE apart I think in the end, is our ability to take performance insights to drive unique product designs that we can then leverage for everyday lifestyle. And I feel really good about where we are right now, as far as that's concerned. And then as we look at the new platforms and products that we have coming, Q3 and ramping up in Q4, I think we'll even be in a better position.

Nitesh Sharan>: Thank you, Jim.

<Jim Duffy>: Thank you, guys.

Nitesh Sharan>: Operator, we'll take one last question, please.

Operator:

The last question is from Jonathan Komp with Robert W. Baird.

<Q - Jonathan Komp>: Yes. Hi. Thank you. I want to actually ask about the strength on the direct side of the business. I think Trevor mentioned it accelerated and it was broad-based across NIKE.com and the same store sales globally. So, any more color on where you're seeing the strength globally across geographic segments and any more detail on the color on the drivers would be great.

<A - Andrew Campion>: Yes. Hi, Jonathan. Happy holidays. I'll start on that. It's broad-based. We're seeing growth in NIKE.com in every geography and outpacing growth in almost every other dimension in every geography. In particular, where we really see the strongest dimensions of growth are in the key cities and key countries where we're really focusing execution of our offense. And I'd go a little even more narrow than that is NikePlus membership. We relaunched that in November. I would say the strongest rates of growth within digital were in the number of new members we got in the month of November alone. In the number of buying members in November alone. And what's great is we were really closely tracking what types of offerings the member unlocks and other services were resonating with them most.

<A - Trevor Edwards>: Yes, and I'll just add that one of the things that we did talk about is we're clearly seeing the consumer shift to digital commerce and buying stronger online as well as buying through the app. So, one of the things that we have done, and which I think is helping to fuel that growth, is certainly as we rolled out the SNKRS app, in Europe, as well as in seven of the ten key cities, or key markets in Europe, we're obviously - it will go into Japan at the back end of this year. So, we're really excited. International business is again, exceptionally strong and we see just continued growth rates. Also, we are also seeing strong growth with our partners like Tmall and Zalando and ASOS. All of those are really key drivers also in terms of how they're actually working with us. So, the fact that we're on their platforms, we're working with them very closely, and we're certainly seeing them be able to grow in particular segments, whether those are premium segments or those are specific category segments.

<Q - Jonathan Komp>: Okay. Great. And then I just wanted to follow up with a question on the mix of growth overall international versus North America. And I think, Andy, you highlighted the Analyst Day guidance for the next five years at 75% of the growth will come outside of North America. And I'm just wondering how to think about when you're expecting the shift to start to meet that matrix of growth. So, starting in 2019, do you see that mix of growth starting to play out where it's about 3/4 of international and North America returns to growth? Or how soon do you think that's the right way to think about it.

<A - Andrew Campion>: Yes. From a growth perspective, one of the things that we are feeling great about and increasingly confident in, based on the success we were seeing in Q2 with the execution of our new strategy, lines up with what we communicated at Investor Day. We said at Investor Day we see North America being a mid-single-digit revenue growth geography. We said we see Europe being mid-single-digits to high single digits, Greater China in the low to mid-teens, and APLA in the high single-digits to low double-digits. And as you're seeing this year, we have actually greater momentum than that in our international markets. And while we not at that current - at that rate of growth in North America currently, the underlying momentum we're building and that we see ramping in Q4 and then positioning us for fiscal year 2019 we think gets us back close to that targeted range in North America. So, I'll tell you that's one of the things we're most excited about in North America. While we talked about less contraction in the second half, it's really about the momentum that we see building as we get to fiscal year 2019 and being more in line with that long-term growth algorithm that we shared at our Investor Day.

<A - Trevor Edwards>: And as we look forward too, we say that it's never linear, right? So, a huge part of that comes down to, in North America, we will continue to help transform that marketplace with the work that we're doing, with the consumer experiences. So, we think that that will clearly have impacted while at the same time we're obviously driving the digital business. So, we believe that, to Andy's point, it will - it will over time look in that way, but it won't necessarily go just quarter by quarter.

<A - Nitesh Sharan>: Thank you, Jon. That's all the time we have for today. Thank you all for joining us. Happy holidays, and we'll speak with you next quarter.

Operator

This concludes today's conference call. You may now disconnect.